                                                                    EXHIBIT 99

(LOGO) United Bancorp, Inc.

P. O. BOX 10 - MARTINS FERRY, OHIO 43935 - Phone: 740/633-BANK  Fax:740/633-1448
We are United to Better Serve You

PRESS RELEASE

UNITED BANCORP, INC.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:   James W. Everson              Randall M. Greenwood
           Chairman, President and CEO   Senior Vice President, CFO and
                                         Treasurer
Phone:     (740) 633-0445 Ext. 120       (740) 633-0445 Ext. 181
           ceo@unitedbancorp.com         cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 10:00 AM   April 10, 2008

SUBJECT: UNITED BANCORP, INC. REPORTS CONTINUED EARNINGS IMPROVEMENT WITH AN
         EARNINGS PER SHARE INCREASE OF 25% FOR THE THREE MONTHS ENDED MARCH 31, 2008

MARTINS FERRY, OHIO --- United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported continued earnings improvement with net earnings of $903,000 for the three months ended March 31, 2008 compared to $718,000 for the quarter ended March 31, 2007. On a per share basis, the Company's first quarter diluted earnings were $0.20 for 2008, as compared to $0.16 for 2007, an increase of 25.0%.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, "The Company's three month earnings in 2008 generated an annualized 0.81% return on average assets ("ROA") and a 10.0% return on average equity ("ROE"), compared to 0.69% ROA and 8.8% ROE for the comparable three month period in 2007. We believe the first quarter 2008 results of operations will compare very favorably with our peers in the banking industry. Moreover, with the continued reduction in short term interest rates by the Federal Reserve, we are projecting further improvements in the Company's net interest margin in 2008. The Company's net interest margin of 3.86% for the three months ended March 31, 2008 generated an increase of approximately $572,000 in net interest income over the same period in 2007. Service charge income on deposit accounts for the three months ended March 31, 2008 increased $93,000, which reflects the positive impact of the Company's courtesy overdraft program and implementation of a merchant check capture program in 2007. The Company's enhanced earnings level was accomplished despite an approximate $100,000 period over period after-tax increase in the provision for losses on nonperforming assets."

James W. Everson, Chairman, President and Chief Executive Officer stated, "We are pleased to report this 25% earnings improvement for the first quarter of 2008. Our Board of Directors and Management Team have worked aggressively over the past eighteen months to implement the reorganization of our affiliate banks into one charter. With the operational efficiencies gained from the full integration of our two subsidiary banks and the streamlining of our management and operational support positions, which has reduced time and money spent on duplicated efforts, we anticipate a continuation of solid earnings improvement throughout 2008."

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and is a multi-bank holding company with total assets of approximately $447.2 million and total shareholder's equity of approximately $34.2 million as of March 31, 2008. Through its seventeen banking offices and operations center, The Citizens Savings Bank serves the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Hocking, Jefferson and Tuscarawas. The Company trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

                     UNITED BANCORP, INC. MARTINS FERRY, OH
                                  Symbol "UBCP"

                                                     AT OR FOR THE QUARTER
                                                         ENDED MARCH 31,
                                                   ---------------------------       %
                                                       2008           2007        CHANGE
                                                   ------------   ------------   --------
EARNINGS
   Total interest income                           $  6,659,640   $  6,425,859      3.64%
   Total interest expense                             3,142,514      3,481,182     -9.73%
                                                   ------------   ------------
   Net interest income                                3,517,126      2,944,677     19.44%
   Provision for loan losses                            167,935        183,344     -8.40%
   Service charges on deposit accounts                  491,035        397,982     23.38%
   Net realized gains of sales on securities                 --             --        --
   Net realized gains on sale of loans                   13,728            (91)   100.00%
   Other noninterest income                             251,648        270,789     -7.07%
   Total noninterest income                             756,411        668,680     13.12%
   Total noninterest expense                          2,977,765      2,610,020     14.09%
   Earnings before income taxes                       1,127,837        819,993     37.54%
   Income tax expense                                   224,807        102,313    119.72%
                                                   ------------   ------------
   Net income                                      $    903,030   $    717,680     25.83%

PER SHARE
   Earnings per common share - Basic               $       0.20   $       0.16     25.00%
   Earnings per common share - Diluted                     0.20           0.16     25.00%
   Cash Dividends paid                                     0.13           0.13      0.00%
   Annualized yield based on quarter end close             5.34%          5.10%     4.68%
   Book value (end of period)                              7.47           7.13      4.78%

SHARES OUTSTANDING
   Average - Basic                                    4,572,057      4,611,847        --
   Average - Diluted                                  4,572,057      4,613,004        --

AT QUARTER END
   Total assets                                    $447,151,463   $422,131,227      5.93%
   Total assets (average)                           446,507,000    414,720,000      7.66%
   Other real estate and repossessions                  500,344        789,742    -36.64%
   Gross loans                                      233,865,126    227,096,800      2.98%
   Allowance for loan losses                         (2,540,331)    (2,381,958)     6.65%
   Net loans                                        231,324,795    224,714,842      2.94%
   Net loan (recoveries) charge-offs                    (74,858)       146,805   -150.99%
   Non-performing loans                               5,403,000      3,465,000     55.93%
   Average loans                                    234,815,000    229,658,000      2.25%
   Securities and other restricted stock            175,098,119    157,814,106     10.95%
   Shareholders' equity                              34,175,742     32,773,203      4.28%
   Shareholders' equity (average)                    36,078,000     32,755,000     10.15%

STOCK DATA
   Market value - last close (end of period)       $       9.74   $      10.20     -4.51%
   Dividend payout ratio                                  65.00%         81.25%   -16.25%
   Price earnings ratio                                   12.18x         15.94x   -23.59%

KEY PERFORMANCE RATIOS
   Return on average assets (ROA)                          0.81%          0.69%     0.12%
   Return on average equity (ROE)                         10.01%          8.76%     1.25%
   Net interest margin (FTE)                               3.86%          3.20%     0.66%
   Interest expense to average assets                      2.82%          3.36%    -0.54%
   Total allowance for loan losses
      to nonperforming loans                              47.02%         68.74%   -21.72%
   Total allowance for loan losses
      to total loans                                       1.09%          1.05%     0.04%
   Nonperforming loans to total loans                      2.31%          1.53%     0.78%
   Nonperforming assets to total assets                    1.32%          1.01%     0.31%
   Net (recoveries) charge-offs to average loans          -0.03%          0.04%    -0.07%
   Equity to assets at period end                          7.64%          7.76%    -0.12%

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.